UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/13/2007

Wave Wireless Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-25356

Delaware	77-0289371
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6080 Center Drive, Suite 600
Los Angeles, California 90045
(Address of principal executive offices, including zip code)

310-242-5698
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 13, 2007, the Registrant entered into an Asset Purchase Agreement with B&B Test Solutions, Inc. ("Agreement"), pursuant to which the Registrant sold its SPEEDLAN product line, for and in consideration for $103,000, plus the assumption of all warranty obligations associated with the product line. B&B Test Solutions, Inc. ("BB Test") was the contract manufacturer, and a distributor, for the SPEEDLAN product line prior to entering into the Agreement. Under the terms of the Agreement, BB Test paid the Registrant $53,000 on the date of the Agreement, and is obligated to pay the Registrant $25,000 in five equal installments on the first day of each month following the closing date. In addition, BB Test is obligated to pay the Registrant 2.5% of all revenue generated by BB Test resulting from the sale of SPEEDLAN products during the twelve months immediately following the date of the Agreement, up to $25,000.

The Registrant elected to sell its SPEEDLAN product line since sales of the product line had decreased substantially since confirmation by the U.S. Bankruptcy Court for the District of Delaware (the "Court") of the Joint Plan of Reorganization, and since the cost to procure parts inventory, and maintain, support and satisfy warranty obligations, did not justify the continued sale of SPEEDLAN products by the Registrant. In addition, sales were not anticipated to increase due to the fact that more established, and financially stronger competitors were offering products that were more competitive than products currently offered by the Registant.

As a result of this sale, the Registrant has no operating business, and the Registrant's management and Board of Directors are exploring opportunities to effect an acquisition of the Registrant by merger, exchange or issuance of securities or similar business combination.

Item 9.01.    Financial Statements and Exhibits

See Exhibit Index.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wave Wireless Corporation

Date: August 17, 2007	By:	/s/ Daniel W. Rumsey
Daniel W. Rumsey
President

Exhibit Index

Exhibit No.	Description
EX-10.1	Asset Purchase Agreement, dated August 13, 2007, by and between the Registrant and B&B Test Solutions, Inc.